Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2011, relating to the consolidated financial statements of Deltek, Inc. and its subsidiaries and the effectiveness of Deltek, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Deltek, Inc. and its subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 8, 2012